Exhibit 10.40

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made as of September 7, 2004 between John U. Clarke (“Recipient”) and NATCO Group Inc. (the “Company”).

1. As of September 7, 2004, the Company grants to Recipient 33,440 shares of Common Stock, $0.01 par value (“Common Stock”), of the Company (the “Shares”) in accordance with and subject to the terms of the NATCO Group Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”) and this Agreement. It is understood that the consideration for the issuance of the Shares shall be Recipient’s agreement to render future services as a interim Chief Executive Officer of the Company, which services have a value not less than the par value of the Shares. Recipient acknowledges receipt of a copy of the 2004 Stock Plan and agrees that this award of Shares shall be subject to all the terms and provisions of the 2004 Stock Plan. In the event of any conflict between the terms of this Agreement and the 2004 Stock Plan, the terms of the 2004 Stock Plan shall govern. Capitalized terms used but not defined in this Agreement have the respective meanings attributed to such terms under the 2004 Stock Plan.

2. Promptly after the execution of this Agreement by Recipient, the Company shall cause Mellon Investor Services, LLC, the transfer agent for the Common Stock (together with its successors and assigns, the “Transfer Agent”), to issue one or more stock certificates showing ownership for the Shares in the name of Recipient subject to the terms and conditions of this Agreement and the 2004 Stock Plan. The Shares shall be issued from Common Stock reserved for issuance pursuant to the 2004 Stock Plan as grants under such plan (“Plan Shares”). The certificate or certificates evidencing the Shares subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction. Such certificates are to be held by the Escrow Agent until termination of the Restricted Period, at which time they shall be released by said Escrow Agent to Recipient. All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Company and the registered holder, a copy of which is on file at the principal office of the Company.”

3. During the Restricted Period (as defined below) for the Shares, Recipient shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of, transfer or encumber any of such Shares. This prohibition against transfer and the obligation to forfeit and surrender Shares to the Company as provided herein are referred to as the “Forfeiture Restrictions.” A breach of the terms of this Agreement shall cause a forfeiture of the Shares. During the Restricted Period, Recipient shall have all the rights of a shareholder with respect to the Shares except for the right to transfer the Shares. Accordingly, Recipient shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares.

4. Recipient represents that the Shares are being acquired for investment and that Recipient has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement and the Plan. Recipient agrees that (a) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or any applicable securities law and (b) the Company may give related instructions to the Transfer Agent to stop registration of the transfer of the Restricted Shares.

5. Provided that Recipient either is continuing his service as interim Chief Executive Officer of the Company or has completed his service as interim Chief Executive Officer of the Company, the Forfeiture Restrictions shall lapse as to one-third of the Shares on each of the first, second and third anniversaries of the date of this Agreement. Notwithstanding the foregoing, the Forfeiture Restrictions may earlier lapse as to all of the Shares pursuant to Section VIII of the 2004 Stock Plan or on Recipient’s termination from the Board due to his death, disability (as determined by the Committee), retirement from the Board following his completion of service as interim Chief Executive Officer, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not Recipient or upon the occurrence of a Corporate Change. A certificate for all Shares granted pursuant to this Agreement will be issued to Recipient following such date of release, or, at Recipient’s election, may be transferred in book entry form to Recipient’s brokerage account (subject to any adjustment to withhold Shares to pay taxes as provided below). Any period during which Shares are subject to restriction under this Agreement is referred to as the “Restricted Period”. In the event of termination of Recipient’s service as a director of the Company for any reason during the Restricted Period, except as otherwise provided above, all Shares with respect to which the Forfeiture Restrictions have not lapsed in accordance with the preceding provisions of this paragraph, for no consideration, shall be immediately forfeited to the Company.

6. The Company shall be required to withhold the amount of taxes required to satisfy any applicable federal, state and local tax withholding obligations arising from the lapse of restrictions on the Shares. Recipient may elect to satisfy any such tax obligation in cash or by authorizing the Company to withhold from the Shares issued to Recipient as a result of the lapse of the restrictions on Shares, the number of whole shares of Common Stock required to satisfy such tax obligation, the number to be determined by the Fair Market Value of the Shares on the date of the lapse of the restrictions on Shares. If Recipient elects to withhold shares of Common Stock to satisfy any such tax obligation, Recipient shall pay in cash any obligation that remains after the application of whole shares that is less than the value of a whole share.

7. Recipient understands that the Company will, and Recipient hereby authorizes the Company to, issue such instructions to the Transfer Agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement. This instruction serves as a stock power by Recipient to the Company with respect to the Shares during the Restricted Period, which stock power shall expire at the end of the Restricted Period.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of Recipient.

9. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the 2004 Stock Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Shares.

10. This Agreement shall not be deemed to (a) confer upon Recipient any right with respect to continuation of membership on the Board or continuation of service as interim Chief Executive Officer or (b) affect the terms and conditions of any other agreement between the Company and Recipient except as expressly provided herein.

11. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and Recipient. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

NATCO Group Inc.		Recipient

By:	/s/ Patrick M. McCarthy	/s/ John U. Clarke
	Patrick M. McCarthy	John U. Clarke
President